UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2014

LRR Energy, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35344	90-0708431
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Heritage Plaza

1111 Bagby Street, Suite 4600

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (713) 292-9510

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 1, 2014, LRR Energy, L.P. (the “Partnership”) entered into the Fourth Amendment (“Fourth Credit Agreement Amendment”) to the Credit Agreement dated as of July 22, 2011, among LRE Operating, LLC, as borrower (“OLLC”), the Partnership, as parent guarantor, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (“First Lien Agent”) (as amended by that certain First Amendment thereto dated as of September 30, 2011, that certain Second Amendment thereto dated as of June 8, 2012, and that certain Third Amendment thereto dated as of June 27, 2012, the “Credit Agreement”).

The Fourth Credit Agreement Amendment, among other things, (i) reduced the interest rate margins applicable to the loans and other obligations thereunder, with margins ranging from 1.50% to 2.50% for eurodollar loans, and from 0.50% to 1.50% for base rate loans, in each case based on utilization of the credit facility, (ii) extended the maturity date to October 1, 2019, (iii) increased the maximum credit amount to $750,000,000, (iv) increased the borrowing base to $260,000,000 and (v) confirmed that, notwithstanding the increase to maximum credit amount, the obligations under Credit Agreement remain subject to a $500,000,000 first lien cap pursuant to the intercreditor agreement among the Partnership, OLLC, First Lien Agent and Second Lien Agent (as defined below).

The foregoing description of the Fourth Credit Agreement Amendment is not complete and is qualified in its entirety by reference to the full text of the Fourth Credit Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

On October 1, 2014, the Partnership entered into the Fourth Amendment (“Fourth Term Loan Agreement Amendment”) to the Second Lien Credit Agreement by and among the Partnership, as parent guarantor, OLLC, as borrower, the lenders from time to time party thereto and Wells Fargo Energy Capital, Inc., as administrative agent (“Second Lien Agent”) (as amended by that certain First Amendment thereto dated as of March 21, 2013, that certain Second Amendment thereto dated as of February 12, 2014, and that certain Third Amendment thereto dated as of June 6, 2014, the “Term Loan Agreement”).

The Fourth Term Loan Agreement Amendment, among other things, amended the Term Loan Agreement to exclude certain sales of common units representing limited partner interests in the Partnership made on and after October 1, 2014 and on and before March 31, 2015 from compliance with the mandatory prepayment provision under the Term Loan Agreement that requires the Partnership to use 50% of the net cash proceeds from any equity offering to repay borrowings outstanding under the Term Loan Agreement.  The Fourth Term Loan Agreement Amendment also extended the maturity date of the Term Loan Agreement to April 1, 2020.

The foregoing description of the Fourth Term Loan Agreement Amendment is not complete and is qualified in its entirety by reference to the full text of the Fourth Term Loan Agreement Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 8.01  Other Information.

On October 1, 2014, the Partnership, announced the closing of a previously announced acquisition of oil and natural gas properties in Lincoln and Creek Counties, Oklahoma for a purchase price of $38.0 million, subject to customary purchase price adjustments. The Partnership financed the acquisition with borrowings under its Credit Agreement.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1

Fourth Amendment dated as of October 1, 2014 to Credit Agreement dated as of July 22, 2011, among LRE Operating, LLC, as borrower, LRR Energy, L.P., as parent guarantor, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent.

10.2

Fourth Amendment dated as of October 1, 2014 to Second Lien Credit Agreement dated as of June 28, 2012, among LRE Operating, LLC, as Borrower, LRR Energy, L.P., as Parent Guarantor, the lenders from time to time party thereto and Wells Fargo Energy Capital, Inc., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LRR ENERGY, L.P.

	By:	LRE GP, LLC,
its general partner

Date: October 6, 2014	By:	/s/ Jaime R. Casas
	Name:	Jaime R. Casas
	Title:	Vice President, Chief Financial Officer
and Secretary

Exhibit Index

Exhibit No.	Description

10.1

Fourth Amendment dated as of October 1, 2014 to Credit Agreement dated as of July 22, 2011, among LRE Operating, LLC, as borrower, LRR Energy, L.P., as parent guarantor, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent.

10.2

Fourth Amendment dated as of October 1, 2014 to Second Lien Credit Agreement dated as of June 28, 2012, among LRE Operating, LLC, as Borrower, LRR Energy, L.P., as Parent Guarantor, the lenders from time to time party thereto and Wells Fargo Energy Capital, Inc., as Administrative Agent.